                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  FORM 8-K/A-1


                                 CURRENT REPORT
                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  APRIL 3, 2000


                         FLEXTRONICS INTERNATIONAL LTD.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


                                    SINGAPORE
                     -------------------------------------
                 (State or Other Jurisdiction of Incorporation)



               0-23354                                       NOT APPLICABLE
--------------------------------------            ------------------------------------
             (Commission                                    (IRS Employer
             File Number)                                 Identification No.)


11 UBI ROAD 1, #07-01/02, MEIBAN INDUSTRIAL BUILDING, SINGAPORE         408723
--------------------------------------------------------------------------------------
         (Address of Principal Executive Offices)                     (Zip Code)


                                  (65) 844-3366
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)

                                 NOT APPLICABLE
--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

         On April 18, 2000, Flextronics International Ltd. (the "Company") filed a Form 8-K to report its acquisition of The DII Group, Inc. ("DII"). Pursuant to
Item 7 of Form 8-K, the Company indicated that it would file certain financial information no later than the date required by Item 7 of Form 8-K. This Amendment No. 1 is filed to provide the required financial information.

ITEM 7: FINANCIAL STATEMENTS AND EXHIBITS.

(a)      Financial Statements of Businesses Acquired.


         The following financial statements of DII and its subsidiaries are filed herewith:

         Independent Auditors' Report

         Consolidated Balance Sheets as of January 2, 2000 and January 3, 1999

         Consolidated Statements of Operations for each of the three fiscal years in the period ended January 2, 2000

         Consolidated Statements of Stockholders' Equity for each of the three fiscal years in the period ended January 2, 2000

         Consolidated Statements of Cash Flows for each of the three fiscal years in the period ended January 2, 2000

INDEPENDENT AUDITORS' REPORT


The Board of Directors
The DII Group, Inc.:

We have audited the accompanying consolidated balance sheets of the DII Group, Inc. and subsidiaries (the "Company") as of January 2, 2000 and January 3, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended January 2, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 2, 2000 and January 3, 1999, and the results of its operations and its cash flows for each of the three years in the period ended January 2, 2000 in conformity with accounting principles generally accepted in the United States of America.





Denver, Colorado
March 28, 2000

THE DII GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT PAR VALUE DATA)
--------------------------------------------------------------------------------


                                                                      JANUARY 2,         JANUARY 3,
                                                                         2000              1999
                                                                      ----------        ----------
CURRENT ASSETS:
  Cash and cash equivalents                                           $  103,736        $   55,972
  Accounts receivable - net of allowance for doubtful accounts
    of $7,275 and $5,900                                                 209,906           153,861
  Inventories                                                            137,131            66,745
  Deferred income taxes                                                    7,440             7,249
  Other assets                                                            21,674            11,570
                                                                      ----------        ----------
           Total current assets                                          479,887           295,397
                                                                      ----------        ----------
PROPERTY, PLANT AND EQUIPMENT - net                                      438,789           326,226

GOODWILL - net of accumulated amortization of $13,334
  and $12,130                                                            127,922            97,475

DEBT ISSUE COSTS - net of accumulated amortization of $1,901
  and $2,247                                                               7,382             9,319

DEFERRED INCOME TAXES                                                     18,668            11,428

OTHER ASSETS                                                              39,327             7,464
                                                                      ----------        ----------
TOTAL                                                                 $1,111,975        $  747,309
                                                                      ==========        ==========


                                                                      JANUARY 2,          JANUARY 3,
                                                                        2000                 1999
                                                                     -----------         -----------
CURRENT LIABILITIES:
  Accounts payable                                                   $   206,882         $   122,536
  Accrued expenses                                                        52,185              32,414
  Accrued compensation and benefits                                       19,877              11,720
  Accrued interest payable                                                 4,691               6,769
  Current portion of capital lease obligations                               475               5,617
  Current portion of long-term debt                                      116,459              29,031
                                                                     -----------         -----------
           Total current liabilities                                     400,569             208,087
                                                                     -----------         -----------

LONG-TERM DEBT - net of current portion                                  150,000             271,864

CONVERTIBLE SUBORDINATED NOTES PAYABLE                                        --              86,235

CAPITAL LEASE OBLIGATION - net of current portion                            665               1,820

OTHER                                                                     11,345               3,582

COMMITMENTS AND CONTINGENT LIABILITIES (Notes 2, 5, 9 and 15)

STOCKHOLDERS' EQUITY:
  Preferred stock, $0.01 par value; 5,000,000 shares authorized;
    none issued                                                               --                  --
  Common stock, $0.01 par value; 90,000,000 shares authorized;
    38,250,490 and 26,169,344 shares issued;
    and 36,603,490 and 24,522,344 shares outstanding                         383                 262

ADDITIONAL PAID-IN CAPITAL                                               434,433             124,410

RETAINED EARNINGS                                                        151,453              93,071

TREASURY STOCK - at cost; 1,647,000 shares                               (28,544)            (28,544)

ACCUMULATED OTHER COMPREHENSIVE LOSS                                      (3,245)             (4,139)

DEFERRED COMPENSATION                                                     (5,084)             (9,339)
                                                                     -----------         -----------
           Total stockholders' equity                                    549,396             175,721
                                                                     -----------         -----------

TOTAL                                                                $ 1,111,975         $   747,309
                                                                     ===========         ===========



See accompanying notes to consolidated financial statements.

THE DII GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT EARNINGS PER SHARE DATA)
--------------------------------------------------------------------------------


                                                             For the Fiscal Years
                                             ---------------------------------------------------
                                                 1999                1998                1997
                                             -----------         -----------         -----------
NET SALES:
  Systems assembly and distribution          $   927,942         $   589,286         $   514,078
  Printed circuit boards                         319,221             208,696             128,107
  Other                                           92,780             127,561             137,418
                                             -----------         -----------         -----------
           Total net sales                     1,339,943             925,543             779,603
                                             -----------         -----------         -----------

COST OF SALES:
  Cost of sales                                1,158,165             786,611             647,663
  Unusual charges                                     --              70,340                  --
                                             -----------         -----------         -----------
           Total cost of sales                 1,158,165             856,951             647,663
                                             -----------         -----------         -----------

           Gross profit                          181,778              68,592             131,940

SELLING, GENERAL, AND ADMINISTRATIVE
  EXPENSES                                        88,070              81,160              68,783

PROVISION FOR DOUBTFUL ACCOUNTS                    5,207                 854               1,237

UNUSUAL CHARGES                                       --               2,454                  --

INTEREST INCOME                                   (2,760)             (2,894)             (1,744)

INTEREST EXPENSE                                  22,401              21,680              10,661

AMORTIZATION EXPENSE                               5,161               4,661               3,968

OTHER - Net                                           40                (791)               (630)
                                             -----------         -----------         -----------

INCOME (LOSS) BEFORE INCOME TAXES                 63,659             (38,532)             49,665

INCOME TAX EXPENSE (BENEFIT)                       5,277             (21,500)             14,345
                                             -----------         -----------         -----------

NET INCOME (LOSS)                            $    58,382         $   (17,032)        $    35,320
                                             ===========         ===========         ===========

EARNINGS (LOSS) PER COMMON SHARE:
  Basic                                      $      1.91         $     (0.68)        $      1.43
                                             ===========         ===========         ===========

  Diluted                                    $      1.81         $     (0.68)        $      1.26
                                             ===========         ===========         ===========

WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES AND EQUIVALENTS OUTSTANDING:
  Basic                                           30,598              24,888              24,719
                                             ===========         ===========         ===========

  Diluted                                         32,497              24,888              30,702
                                             ===========         ===========         ===========


See accompanying notes to consolidated financial statements.

THE DII GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------


                                                                                                    ADDITIONAL
                                                                          PREFERRED      COMMON      PAID-IN    RETAINED
                                                                            STOCK        STOCK       CAPITAL    EARNINGS
                                                                          ---------    ---------    ----------  ---------
BALANCE AT DECEMBER 29, 1996                                               $    --     $     239    $  91,857   $  74,783

Net income                                                                                                         35,320
Foreign currency translation adjustments

           Net comprehensive income

Issuance of 1,180,136 shares of common stock under employee stock plans                       12        6,888
Tax benefit on common stock issued under employee stock plans                                           6,029
Treasury stock, at cost (192,500 shares)
Amortization of deferred employee stock compensation
Deferred employee stock compensation                                                                   12,698
Issuance of 212,332 shares of common stock under deferred employee
stock compensation plan                                                                        2           (2)         --
Issuance of 7,616 shares of common stock under directors' stock plan                                      142
                                                                           -------     ---------    ---------   ---------

BALANCE AT DECEMBER 28, 1997                                                                 253      117,612     110,103

Net loss                                                                                                          (17,032
Foreign currency translation adjustments

           Net comprehensive loss

Issuance of 555,935 shares of common stock under employee stock plans                          6        6,150
Tax benefit on common stock issued under employee stock plans                                           1,635
Treasury stock, at cost (1,454,500 shares)
Amortization of deferred employee stock compensation
Deferred employee stock compensation                                                                   (1,172)
Issuance of 274,836 shares of common stock under deferred employee stock
compensation plan                                                                              3           (3)
Issuance of 8,859 shares of common stock under directors' stock plan                                      173
Conversion of convertible notes (800 shares)                                                               15
                                                                           -------     ---------    ---------   ---------

BALANCE AT JANUARY 3, 1999                                                                   262      124,410      93,071

Net income                                                                                                         58,382
Foreign currency translation adjustments

           Net comprehensive income

Issuance of 571,097 shares of common stock under employee stock plans                          6        6,388
Tax benefit on common stock issued under employee stock plans                                           3,102
Public stock offering (6,900,000 shares), net of costs of issuance of
$11,951,000                                                                                   69      215,680
Amortization of deferred employee stock compensation
Deferred employee stock compensation                                                                     (361)
Issuance of 5,550 shares of common stock under directors' stock plan                                      186
Conversion of convertible notes (4,594,064 shares)                                            46       85,028
                                                                           -------     ---------    ---------   ---------

BALANCE AT JANUARY 2, 2000                                                 $    --     $     383    $ 434,433   $ 151,453
                                                                           =======     =========    =========   =========



                                                                       ACCUMULATED
                                                                          OTHER
                                                                        TREASURY   COMPREHENSIVE   DEFERRED
                                                                          STOCK        LOSS      COMPENSATION    TOTAL
                                                                       ----------- ------------- ------------  ---------
BALANCE AT DECEMBER 29, 1996                                            $      --    $  (3,849)   $  (3,993)   $ 159,037

Net income                                                                                                        35,320
Foreign currency translation adjustments                                                  (246)                     (246)

           Net comprehensive income                                                                               35,074

Issuance of 1,180,136 shares of common stock under employee stock plans                                            6,900
Tax benefit on common stock issued under employee stock plans                                                      6,029
Treasury stock, at cost (192,500 shares)                                   (4,209)                                (4,209)
Amortization of deferred employee stock compensation                                                  4,375        4,375
Deferred employee stock compensation                                                                (12,698)          --
Issuance of 212,332 shares of common stock under deferred employee stock compensation plan
Issuance of 7,616 shares of common stock under directors' stock plan                                                 142
                                                                        ---------    ---------    ---------    ---------

BALANCE AT DECEMBER 28, 1997                                               (4,209)      (4,095)     (12,316)     207,348

Net loss                                                                                                         (17,032)
Foreign currency translation adjustments                                                   (44)                      (44)

           Net comprehensive loss                                                                                (17,076)

Issuance of 555,935 shares of common stock under employee stock plans                                              6,156
Tax benefit on common stock issued under employee stock plans                                                      1,635
Treasury stock, at cost (1,454,500 shares)                                (24,335)                               (24,335)
Amortization of deferred employee stock compensation                                                  1,805        1,805
Deferred employee stock compensation                                                                  1,172           --
Issuance of 274,836 shares of common stock under deferred employee
stock compensation plan                                                                                               --
Issuance of 8,859 shares of common stock under directors' stock plan                                                 173
Conversion of convertible notes (800 shares)                                                                          15
                                                                        ---------    ---------    ---------    ---------

BALANCE AT JANUARY 3, 1999                                                (28,544)      (4,139)      (9,339)     175,721

Net income                                                                                                        58,382
Foreign currency translation adjustments                                                   894                       894

           Net comprehensive income                                                                               59,276

Issuance of 571,097 shares of common stock under employee stock plans                                              6,394
Tax benefit on common stock issued under employee stock plans                                                      3,102
Public stock offering (6,900,000 shares), net of costs of issuance of
$11,951,000                                                                                                      215,749
Amortization of deferred employee stock compensation                                                  3,894        3,894
Deferred employee stock compensation                                                                    361           --
Issuance of 5,550 shares of common stock under directors' stock plan                                                 186
Conversion of convertible notes (4,594,064 shares)                                                                85,074
                                                                        ---------    ---------    ---------    ---------

BALANCE AT JANUARY 2, 2000                                              $ (28,544)   $  (3,245)   $  (5,084)   $ 549,396
                                                                        =========    =========    =========    =========


See accompanying notes to consolidated financial statements.

THE DII GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                                              FOR THE FISCAL YEARS
                                                                                       1999           1998             1997
                                                                                    ---------       ---------       ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                                                 $  58,382       $ (17,032)      $  35,320
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Depreciation and fixed asset impairment charges                                    39,176          81,077          18,374
    Amortization and goodwill impairment charges                                        5,161           5,262           3,968
    Provision for doubtful receivables                                                  5,207             854           1,237
    Deferred income taxes                                                              (4,328)        (17,012)          2,179
    Loss (gain) on sales of equipment                                                     (49)             92             (11)
    Loss on business divestitures                                                          51              --              --
    Stock plan compensation                                                             4,080           1,978           4,517
    Other                                                                              (1,870)          3,511          (4,637)
    Changes in operating assets and liabilities, excluding effects of business acquisitions and divestitures:
      Accounts receivable                                                             (60,981)        (15,737)        (52,297)
      Inventories                                                                     (84,184)         10,782         (26,474)
      Other assets                                                                    (11,252)         (4,371)         (3,472)
      Accounts payable                                                                 84,487          12,591          50,619
      Accrued expenses                                                                 24,975           6,110          22,284
                                                                                    ---------       ---------       ---------
           Net cash provided by operating activities                                   58,855          68,105          51,607
                                                                                    ---------       ---------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payment of purchase price adjustment                                                (34,127)             --              --
  Payments for business acquisitions, net of cash acquired                            (26,095)        (53,895)         (7,939)
  Investment in unconsolidated companies                                              (20,507)             --              --
  Additions to property, plant, and equipment                                        (160,376)       (153,891)       (121,269)
  Proceeds from sales of property, plant, and equipment                                12,620           3,362           2,717
  Proceeds from business divestitures                                                  35,871              --              --
                                                                                    ---------       ---------       ---------
           Net cash used in investing activities                                     (192,614)       (204,424)       (126,491)
                                                                                    ---------       ---------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of line of credit                                                        (12,500)
  Repayments of capital leases                                                         (6,297)         (3,375)         (2,455)
  Repayments of long-term debt                                                        (29,032)         (5,593)        (10,219)
  Proceeds from issuance of long-term debt                                              7,369         137,500         150,000
  Debt issuance costs                                                                    (923)         (3,076)         (5,335)
  Proceeds from equity offering                                                       215,749              --              --
  Proceeds from stock issued under stock plans                                          6,394           6,156           6,900
  Payments to acquire treasury stock                                                       --         (24,335)         (4,209)
                                                                                    ---------       ---------       ---------
           Net cash provided by financing activities                                  180,760         107,277         134,682
                                                                                    ---------       ---------       ---------
Effect of exchange rate changes on cash                                                   763             (53)            259
                                                                                    ---------       ---------       ---------
           Net increase (decrease) in cash and cash equivalents                        47,764         (29,095)         60,057

Cash and cash equivalents at beginning of year                                         55,972          85,067          25,010
                                                                                    ---------       ---------       ---------
Cash and cash equivalents at end of year                                            $ 103,736       $  55,972       $  85,067
                                                                                    =========       =========       =========


See accompanying notes to consolidated financial statements.

NOTE 1 DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)      BACKGROUND

         The Dii Group, Inc. was incorporated in March 1993 as Dovatron International, Inc., in order to serve as a holding company to effectuate the spin-off of Dover Corporation's electronic outsourcing business, which occurred on May 21, 1993. The Dii Group, Inc. and its subsidiaries are referred herein collectively as the "Dii Group" or the "Company."

         The Company's fiscal year consists of either a 52-week or 53-week period ending on the Sunday nearest to December 31. Accordingly, the accompanying consolidated financial statements are presented as of January 2, 2000 and January 3, 1999, and for the 52 weeks ended January 2, 2000, the 53 weeks ended January 3, 1999 and the 52 weeks ended December 28, 1997. Each fiscal year is referred to herein as fiscal 1999, 1998 and 1997, respectively.

(b)      DESCRIPTION OF BUSINESS

         The Dii Group is a leading provider of electronics design and manufacturing services. The Company provides the following related products and services to customers in the global electronics manufacturing industry:

         Design and Semiconductor Services -- The Company provides printed circuit board design services, as well as design for manufacturability and test and total life cycle planning.

         The Company provides the following application-specific integrated circuit ("ASIC") design services to its OEM customers:

         Conversion services from field programmable gate arrays ("FPGAs") to ASICs. These services focus on designs that utilize primarily digital signals, with only a small amount of analog signals.

         Design services for mixed-signal ASICs. These services focus on designs that utilize primarily analog signals, with only a small amount of digital signals.

         Silicon integration design services. These services utilize silicon design modules that are used to accelerate complex ASIC designs, including system-on-a-chip.

         The Company utilizes external foundry suppliers for its customers' silicon manufacturing requirements, thereby using a "fabless" manufacturing approach.

         By integrating the combined capabilities of design and semiconductor services, the Company can compress the time from product concept to market introduction and minimize product development costs.

         Printed Circuit Boards -- The Company manufactures high density, complex multilayer printed circuit boards and back panels.

         Systems Assembly and Distribution -- The Company assembles complex electronic circuits and provides final system configuration ("box build") and distribution. These services are commonly referred to as contract electronics manufacturing ("CEM").

         By offering comprehensive and integrated design and manufacturing services, the Company believes that it is better able to differentiate its product and service offerings from those of its competitors, develop long-term relationships with its customers, and enhance profitability.

NOTE 1 DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

         Process Technologies - The Company also had a non-core business unit known as Process Technologies International ("PTI"). During Fiscal 1999, the Company divested of this non-core business unit, in order to sharpen its focus on the Company's core businesses of custom semiconductor design, printed wiring board design and fabrication, and systems assembly and distribution. The Company received cash proceeds of $35,871 and recognized a pretax loss of $51 resulting from this divestiture.

         Operating results may be affected by a number of factors including the economic conditions in the markets the Company serves; price and product competition; the level and the timing of orders; product mix; the amount of automation employed on specific manufacturing projects; efficiencies achieved by inventory management; fixed asset utilization; the experience in manufacturing a particular product; customer product delivery requirements; shortages of components or experienced labor; the integration of acquired businesses; start-up costs associated with adding new geographical locations; expenditures required for research and development; and failure to introduce, or lack of market acceptance of, new processes, services, technologies, and products on a timely basis. Each of these factors has had in the past, and may have in the future, an adverse effect on the Company's operating results.

         The Dii Group has actively pursued acquisitions in furtherance of its strategy to be the fastest and most comprehensive provider of custom design, engineering and manufacturing services for original equipment customers. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, and products and services of the acquired companies; the diversion of management's attention from other business concerns; risks of entering markets in which the Dii Group has no or limited direct prior experience and where competitors in such markets have stronger market positions; and the potential loss of key employees of the acquired company. The integration of certain operations following an acquisition requires the dedication of management resources, which may distract attention from the day-to-day business of the Company.

         A majority of the Company's sales are to customers in the electronics industry, which is subject to rapid technological change, product obsolescence, and price competition. The factors affecting the electronics industry, in general, or any of the Company's major customers, in particular, could have a material adverse effect on the Company's operating results. The electronics industry has historically been cyclical and subject to significant economic downturns at times, which are characterized by diminished product demand, accelerated erosion of average selling prices, and overcapacity. The Company's customers also are subject to short product life cycles and pricing and margin pressures, which risks are in turn borne by the Company. The Company seeks a well- balanced customer profile across most sectors of the electronics industry in order to reduce exposure to a downturn in any particular sector. The primary sectors within the electronics industry served by the Company are office automation, mainframes and mass storage, data communications, computers and peripherals, telecommunications, industrial and instrumentation, and medical.

         The Company offers manufacturing capabilities in three major electronics markets of the world (North America, Europe and Asia). The Company's operations located outside of the United States generated approximately 58%, 43%, and 42% of total net sales in fiscal 1999, 1998, and 1997, respectively. The Company's international operations subject the Company to the risks of doing business abroad, including currency fluctuations, export duties, import controls and trade barriers, restrictions on the transfer of funds, greater difficulty in accounts receivable collection, burdens of complying with a wide variety of foreign laws, and, in certain parts of the world, political and economic instability.

(c)      BASIS OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions are eliminated.

NOTE 1 DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

(d)      TRANSLATION OF FOREIGN CURRENCIES

         The Company's primary functional currency is the U.S. dollar. Foreign subsidiaries with a functional currency other than the U.S. dollar translate net assets at year-end exchange rates, while income and expense accounts are translated at weighted-average exchange rates. Adjustments resulting from these translations are reflected in stockholders' equity as cumulative foreign currency translation adjustments. Some transactions of the Company and its subsidiaries are made in currencies different from their functional currencies. Gains and losses from these transactions are included in income as they occur. To date, the effect on income of such amounts has been immaterial.

         In order to minimize foreign exchange transaction risk, the Company selectively hedges certain of its foreign exchange exposures through forward exchange contracts, principally relating to non-functional currency monetary assets and liabilities. Gains and losses resulting from these agreements are deferred and reflected as adjustments to the related foreign currency transactions. The strategy of selective hedging can reduce the Company's vulnerability to certain of its foreign currency exposures, and the Company expects to continue this practice in the future. To date, the Company's hedging activity has been immaterial, and there were no open foreign exchange contracts as of the balance sheet dates included in the accompanying Consolidated Financial Statements.

(e)      CASH EQUIVALENTS

         For purposes of the statements of cash flows, the Company considers all investment instruments with original maturities of three months or less to be cash equivalents.

(f)      INVENTORIES

         Inventory costs include material, labor, and overhead. An allowance is provided to reduce inventories to the lower of cost or market. Consideration is given to deterioration, obsolescence, and other factors when establishing the allowance. Cost is determined using the first-in, first-out (FIFO) method.

(g)      PROPERTY, PLANT, AND EQUIPMENT

         Property, plant, and equipment includes the cost of land, buildings, machinery and equipment, and significant improvements of existing plant and equipment. Expenditures for maintenance, repairs, and minor renewals are expensed as incurred. Plant and equipment are depreciated on straight-line methods over the estimated useful lives of the assets, which are 30 years for buildings and 3 to 10 years for machinery and equipment.

(h)      GOODWILL AND DEBT ISSUANCE COSTS

         Goodwill arising from business acquisitions is amortized on the straight-line basis over 15 to 30 years. Debt issuance costs are amortized on the straight-line basis over the term of the related debt.

(i)      IMPAIRMENT OF ASSETS

         Long-lived assets, including goodwill, are reviewed for impairment if events or circumstances indicate the carrying amount of these assets may not be recoverable. If this review indicates that these assets will not be recoverable, based on the forecasted undiscounted future operating cash flows expected to result from the use of these assets and their eventual disposition, the Company's carrying value of these assets is reduced to fair value. Management does not believe current events or circumstances indicate that its long-lived assets, including goodwill, are impaired as of January 2, 2000.

NOTE 1 DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

(j)      INCOME TAXES

         Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(k)      EMPLOYEE BENEFIT PLANS

         The Company maintains various defined contribution plans for employees who have completed certain length of service and age requirements. Participants may elect to contribute a certain portion of their compensation on a pre-tax basis to these plans. The Company matches various percentages of the participants' contributions up to a maximum percentage of their compensation.

         In connection with the purchase of a manufacturing facility in Germany in fiscal 1998, the Company assumed a defined benefit pension plan for the employees of that facility. As of January 2, 2000, plan assets approximated the accumulated benefit obligation. The Company's pension expense for fiscal 1999 and 1998 was $224 and $66, respectively.

         Additionally, the Company provides a nonqualified deferred compensation plan for select senior executives and directors of the Company. Contributions to the deferred compensation plan are held in an irrevocable "rabbi trust." The participants elect to make contributions of portions of their cash and incentive stock compensation on a pretax basis to the plan. The Company matches various percentages of the participants' cash compensation contributions up to a maximum percentage of such contributions. The Company accounts for this arrangement under the Emerging Issues Task Force ("EITF") consensus on EITF Issue 97-14, "Accounting for Deferred Compensation Arrangements Where Amounts Earned are Held in a Rabbi Trust and Invested" ("EITF 97-14"). Under EITF 97-14, assets of the trust are consolidated with those of the employer and the value of the employer's stock held in the rabbi trust is classified in stockholders' equity in a manner similar to Treasury Stock. At January 2, 2000 and January 3, 1999, approximately 513,500 and 235,500 shares, respectively, of the Company's stock are included in the rabbi trust. The shares and the corresponding liability to employees are included in stockholders' equity in the Company's consolidated balance sheets. The assets held in the rabbit trust purchased with employees' cash contributions are included in the Company's consolidated balance sheet with a corresponding amount included in the deferred compensation payable. These amounts were not material at January 2, 2000, or January 3, 1999.

         The Company's contribution to all of its employee benefit plans amounted to $2,159, $1,983, and $1,233 in fiscal 1999, 1998, and 1997, respectively.

(l)      FAIR VALUE OF FINANCIAL INSTRUMENTS

         Unless otherwise stated herein, the fair value of the Company's financial instruments approximates their carrying amount due to the relatively short periods to maturity of the instruments and/or variable interest rates of the instruments, which approximate current market interest rates.

(m)      COMMITMENTS AND CONTINGENCIES

         Liabilities for loss contingencies, including environmental remediation costs, arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when the amount of assessment and/or remediation

NOTE 1 DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

costs are probable and can be reasonably estimated. The costs for a specific clean-up site are discounted if the aggregate amount of the obligation and the amount and timing of the cash payments for that site are fixed or reliably determinable, generally based upon information derived from the remediation plan for that site. Recoveries from third parties that are probable of realization are separately recorded, and are not offset against the related liability.

(n)      LOSSES ON SALES CONTRACTS

         From time to time, the Company enters into certain non-cancelable agreements to provide products and services to customers at fixed prices. Once the Company enters into such agreements, the Company becomes obligated to fulfill the terms of the agreement. If the Company is committed under such agreements to supply products and services at selling prices which are not sufficient to cover the cost to produce such products and services, a liability is recorded for the estimated future amount of such losses at the time that the loss is probable and reasonably estimable.

(o)      REVENUE RECOGNITION

         The Company recognizes revenue upon shipment of product to its customers.

(p)      EARNINGS PER SHARE

         Basic EPS excludes dilution and is computed by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS assumes the conversion of the convertible subordinated notes, if dilutive, and the issuance of common stock for other potentially dilutive equivalent shares outstanding.

(q)      PERVASIVENESS OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

(r)      RECLASSIFICATIONS

         Certain 1998 and 1997 balances have been reclassified to conform with the 1999 presentation.

(s)      COMPREHENSIVE INCOME

         The Company adopted SFAS No. 130, "Reporting Comprehensive Income" (SFAS 130), effective January 1, 1998. SFAS 130 requires that changes in equity during a reporting period, except transactions with owners in their capacity as owners (for example, the issuance of common stock and dividends paid on common stock) and transactions reported as direct adjustments to retained earnings, be reported as a component of comprehensive income. Disclosure of comprehensive income for the fiscal years ended January 2, 2000, January 3, 1999, and December 28, 1997, is included in the accompanying financial statements as part of the statements of stockholders' equity.

NOTE 1 DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

(t)      CERTAIN TRANSACTIONS AND RELATIONSHIPS

         The Company made loans to certain of its executives in order to enable the executives to satisfy their tax obligations in connection with the vesting of their performance shares in 1996 and 1997. The loans were advanced in January 1996 and April 1997. Interest on the loans accrues at a rate of 5.7% per annum and 6.5% per annum, respectively. As of January 2, 2000 and January 3, 1999, the aggregate amount of principal and interest outstanding with respect to these loans was approximately $588 and $1,141, respectively. The loans are being forgiven in proportionate installments over a four-year period commencing January 1, 1997.

         Two of the Company's executive officers have leased to the Company usage of a resort property located in Arrowhead, Colorado for purposes of holding corporate meetings and other corporate purposes. The terms of the lease provide for usage for a period of 80 days per year at a rental rate of $240 and a lease deposit of $500. The lease is for a period of five years commencing September 1, 1997.

         The Company has a note receivable from IMS for services provided. IMS is a subsidiary of the Thomas Corp. and a director for the Thomas Corp. is a director for the Company. The balance of the note at January 2, 2000 and January 3, 1999 was $662.

(u)      NEW ACCOUNTING STANDARDS

         The Financial Accounting Standards Board has issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in its statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) are recognized in earnings or in other comprehensive income each reporting period, depending on the intended use of the derivative and the resulting designation. Generally, changes in the fair value of derivatives not designated as a hedge, as well as changes in fair value of fair value-designated hedges (and the item being hedged), are required to be reported in earnings. Changes in fair value of other types of designated hedges are generally reported in other comprehensive income. The ineffective portion of a designated hedge, as defined, is reported in earnings immediately. The Company will be required to adopt SFAS 133 for the year ending December 30, 2001. The Company has not completed the process of evaluating the impact that will result from adopting SFAS No. 133 and is therefore unable to disclose the impact that adopting SFAS No. 133 will have on its financial position and results of operations when such statement is adopted.

NOTE 2  BUSINESS COMBINATIONS AND STRATEGIC INVESTMENTS

         In September 1999, the Company acquired a printed circuit board fabricator with operations in Brazil. The cash purchase price, net of cash acquired, amounted to $26,095. The fair value of the assets acquired, excluding cash acquired, amounted to $14,767 and liabilities assumed were $5,988, including estimated acquisition costs. The cost in excess of net assets acquired amounted to $17,316. The acquisition is subject to an earn-out arrangement whereby the sellers of the business may earn an additional $9,000 through 2005, as discussed below.


         In August 1998, the Company acquired a printed circuit board fabricator and contract electronics manufacturer with operations in the People's Republic of China. The cash purchase price, net of cash acquired, amounted to $51,795. The fair value of the assets acquired, excluding cash acquired, amounted to $55,699 and liabilities assumed were $21,801, including estimated acquisition costs. The cost in excess of net assets acquired amounted to $17,897. The acquisition was subject to an earn-out arrangement whereby the sellers of the business earned an additional $43,127 based upon the business having achieved specified levels of earnings through August 1999.

         During fiscal 1998 and 1997, the Company completed certain other business combinations that are immaterial to the Company's results from operations and financial position. The cash purchase price, net of cash acquired, amounted to $2,100 and $7,939 in fiscal 1998 and 1997, respectively. The fair value of the assets acquired and liabilities assumed from these acquisitions was immaterial. The cost in excess of net assets acquired through these acquisitions amounted to $9,133 in fiscal 1997.

         The costs of these acquisitions have been allocated on the basis of the estimated fair value of assets acquired and liabilities assumed. Goodwill associated with the Brazilian acquisition, as well as previous acquisitions, is subject to future adjustment for contingent consideration for varying periods, all of which end no later than September 2005. The Company increased goodwill in the amount of $34,127 and $11,500 for contingent purchase price adjustments during fiscal 1999 and 1998, respectively. All amounts accrued for during Fiscal 1999 were paid as of January 2, 2000. There were no contingent purchase price adjustments during fiscal 1997.

         These acquisitions were accounted for by the purchase method of accounting for business combinations. Accordingly, the accompanying consolidated statements of income do not include any revenue or expenses related to these acquisitions prior to their respective closing dates. The pro forma results for fiscal 1999, 1998, and 1997, assuming these acquisitions had been made at the beginning of the prior year, would not be materially different from reported results.

         During the first quarter of fiscal 1999, the Company made two strategic minority investments amounting to $20,507. First, the Company entered into a joint venture with Virtual IP Group ("VIP"), a complex integrated circuit design company with locations in Hyderabad, India and Sunnyvale, California. The Company acquired a 49% interest in VIP for approximately $5,007. The Company accounts for its investment in VIP under the equity method.

         In March 1999, the Company acquired 15,000 non-voting preferred shares of DVB (Group) Limited ("DVB"), an affiliate of Capetronic International Holdings Limited ("Capetronic") for a purchase price of $15,500. The preferred stock accrues a 5% annual dividend and can be converted into common stock of Capetronic after 15 months and at a price of HK$4.80 per share. Additionally, at anytime after 15 months, Capetronic can force conversion if the market price is at least HK$10.00 per share. At a conversion price of HK$4.80 per share (based on an agreed exchange rate of US$1.00 equals HK$7.50) the Company would hold approximately 24,219 common shares of Capetronic, which currently would represent approximately 13% of the issued common stock of Capetronic after giving effect to the conversion, excluding the effect of other dilutive instruments which are currently in existence. However, under the terms of the agreement, the Company cannot hold more than 10% of the outstanding common stock of Capetronic. If, upon conversion, the Company holds in excess of 10% of the outstanding common stock of Capetronic, the Company would be required to divest of shares to reduce its holdings to 10% or less. The Company currently accounts for its investment in Capetronic under the cost method. Once the criteria for conversion are reached, the Company will account for this investment as an available-for-sale marketable equity security in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

NOTE 3  INVENTORIES

      Inventories consisted of the following:

                     JANUARY 2,    JANUARY 3,
                       2000          1999
                     --------      --------
Raw materials .      $ 83,799      $ 44,669
Work in process        50,522        24,922
Finished goods          7,974         6,622
                     --------      --------
                      142,295        76,213
Less allowance          5,164         9,468
                     --------      --------
                     $137,131      $ 66,745
                     ========      ========

NOTE 4  PROPERTY, PLANT, AND EQUIPMENT

      Property, plant, and equipment consisted of the following:

                                                    JANUARY 2,    JANUARY 3,
                                                      2000          1999
                                                    --------      --------
Land .............................................  $ 17,491      $ 12,816
Buildings ........................................   152,693       125,886
Machinery and equipment ..........................   341,482       234,221
Construction in progress .........................    36,409        40,313
                                                    --------      --------
                                                     548,075       413,236
Less accumulated depreciation and amortization ...   109,286        87,010
                                                    --------      --------
                                                    $438,789      $326,226
                                                    ========      ========

         In October 1999, the Company acquired the assets of Stanford Telecommunications, Inc.'s Manufacturing and Quality Assurance division for approximately $11,900. The purchase price was allocated to the assets acquired based on the relative fair values of the assets at the date of acquisition.

         In August 1999, the Company acquired Ericsson Austria AG's electronics manufacturing and distribution facility located in Kindberg, Austria, and its related production equipment for approximately $12,765. The purchase price was allocated to the assets acquired based on the relative fair values of the assets at the date of acquisition.

         In October 1998, the Company acquired Hewlett-Packard Company's printed wiring board fabrication facility located in Boeblingen, Germany, and its related production equipment, inventory and other assets for a purchase price of approximately $89,900. The purchase price was allocated to the assets acquired based on the relative fair values of the assets at the date of acquisition.

NOTE 5  LONG-TERM DEBT

         Long-term debt consisted of the following:

                                                                 JANUARY 2,    JANUARY 3,
                                                                   2000          1999
                                                                 --------      --------
Senior subordinated notes .................................      $150,000      $150,000
Bank term loan ............................................        84,000       100,000
Revolving line-of-credit advances .........................        25,000        37,500
Notes payable with interest rates ranging from 7.74% to
  9.05% ...................................................         7,459         1,845
Non-interest-bearing notes payable to sellers of businesses
  acquired ................................................            --        11,550
                                                                 --------      --------
          Total long-term debt ............................       266,459       300,895
Less current portion ......................................       116,459        29,031
                                                                 --------      --------
  Long-term debt, net of current portion ..................      $150,000      $271,864
                                                                 ========      ========

         The aggregate maturities of long-term debt for fiscal years subsequent to January 2, 2000, are as follows: $116,459 in 2000; and $150,000 in 2007.

         The senior subordinated notes bear interest at 8.5% and mature on September 15, 2007. Interest is payable on March 15 and September 15 of each year. The Company may redeem the notes on or after September 15, 2002. The indenture contains certain covenants that, among other things, limit the ability of the Company and certain of its subsidiaries to (i) incur additional debt,
(ii) issue or sell capital stock of certain subsidiaries, (iii) engage in asset sales, (iv) incur layered debt, (v) create liens on its properties and assets, and (vi) make distributions or pay dividends. The covenants are subject to a number of significant exceptions and qualifications. The fair value of the Company's senior subordinated notes approximated $149,250 at January 2, 2000 and $143,685 at January 3, 1999.

         On October 30, 1998, the Company replaced its $80,000 senior secured revolving line-of-credit facility with a $210,000 Credit Agreement (the "Agreement") with a syndicate of domestic and foreign banks. The Agreement provides for a $100,000 5-year term loan ("Bank term loan"), and a $110,000 revolving line-of-credit facility ("Revolver"). The Revolver expires on November 1, 2003. Borrowings under the Agreement bear interest, at the Company's option, at either: (i) the Applicable Base Rate ("ABR") (as defined in the Agreement) plus the Applicable Margin for ABR Loans ranging between 0.00% and 0.75%, based on certain financial ratios of the Company; or (ii) the Eurodollar Rate (as defined in the Agreement) plus the Applicable Margin for Eurodollar Loans ranging between 1.00% and 2.25%, based on certain financial ratios of the Company. The Company is required to pay a quarterly commitment fee ranging from 0.25% to 0.50% per annum, based on certain financial ratios of the Company, of the unused commitment under the Revolver. At January 2, 2000 and January 3, 1999, the weighted-average interest rate for the Company's Bank term loan was 7.63% and 7.15%, respectively. At January 2, 2000 and January 3, 1999, borrowings of $25,000 and $37,500 were outstanding under the Revolver at a weighted-average interest rate of 8.25% and 7.21%, respectively.

         The Agreement is secured by substantially all of the Company's assets, and contains certain restrictions on the Company's ability to (i) incur certain debt, (ii) create liens on its properties and assets, (iii) make certain investments and capital expenditures, (iv) merge or consolidate with other entities, (v) pay dividends or make distributions, (vi) repurchase or redeem common stock, or (vii) dispose of assets. The Agreement also requires that the Company maintain certain financial covenants, including, among other things, a maximum ratio of consolidated funded debt to EBITDA (earnings before interest, taxes, depreciation, and amortization), a minimum ratio of consolidated interest coverage, and minimum levels of consolidated net worth, as defined, during the term of the Agreement. During the year ended January 2, 2000, the Company violated a covenant limiting capital expenditures. The Company did not obtain a waiver for this violation because the Agreement is expected to be refinanced with another long-term debt agreement upon closing of the transaction with Flextronics International Ltd. as discussed in Note 15. As a result of the Company not obtaining a waiver of this covenant violation, all borrowings under the Agreement have been classified as current at January 2, 2000.

         The Company made long-term debt interest payments of $21,711, $13,004, and $1,353 during fiscal 1999, 1998, and 1997, respectively.

NOTE 6  CONVERTIBLE SUBORDINATED NOTES

         As of February 18, 1999, substantially all of the Company's convertible subordinated notes were converted into approximately 4,600,000 shares of common stock and the unconverted portion was redeemed for $101. The Company made convertible subordinated note interest payments of $538 during fiscal 1999 and $5,175 during each of fiscal 1998 and 1997. The fair market value of the Company's 6% convertible subordinated notes approximated $107,794 based upon the last sales price on January 3, 1999.

NOTE 7  UNUSUAL CHARGES

During fiscal 1998, the Company recognized unusual pre-tax charges of $72,794, substantially all of which related to the operations of the Company's wholly owned subsidiary, Orbit Semiconductor, Inc. ("Orbit"). The Company decided to sell Orbit's 6-inch, 0.6 micron wafer fabrication facility ("Fab") and adopt a fabless manufacturing strategy to complement Orbit's design and engineering services. The charges were primarily due to the impaired recoverability of inventories, intangible assets and fixed assets, and other costs associated with the exit of semiconductor manufacturing. The Fab was ultimately sold in January 1999. As discussed below, $70,340 of the unusual pre-tax charges have been classified as a component of cost of sales.


         The components of the unusual charges recorded in fiscal 1998 are as follows:

                                                         FIRST       FOURTH        FISCAL     NATURE OF
                                                        QUARTER      QUARTER        1998       CHARGE
                                                        -------      -------      -------     ---------
Severance ........................................      $   498      $   900      $ 1,398          cash
Long-lived asset impairment ......................       38,257       15,083       53,340      non-cash
Losses on sales contracts ........................        2,658        3,100        5,758      non-cash
Incremental uncollectible accounts
  receivable .....................................          900           --          900      non-cash
Incremental sales returns and allowances .........        1,500          500        2,000      non-cash
Inventory write-downs ............................        5,500          250        5,750      non-cash
Other exit costs .................................        1,845        1,803        3,648          cash
                                                        -------      -------      --------
          Total unusual pre-tax charges ..........      $51,158      $21,636      $72,794
                                                        =======      =======      ========

         The following table summarizes the components and activity related to the charges taken in connection with the 1998 unusual charges:

                                                       LONG-LIVED       LOSSES      UNCOLLECTIBLE
                                                         ASSET         ON SALES       ACCOUNTS
                                        SEVERANCE      IMPAIRMENT     CONTRACTS      RECEIVABLE
                                        ---------      ----------     ---------     -------------
Balance at December 28, 1997 ......      $     --       $     --       $     --       $     --
Activities during the year:
  1998 provision ..................         1,398         53,340          5,758            900
  Cash charges ....................          (498)            --             --             --
  Non-cash charges ................            --        (53,340)        (4,658)          (767)
                                         --------       --------       --------       --------
Balance at January 3, 1999 ........           900             --          1,100            133
Activities during the year:
  1999 provision ..................            --             --             --             --
  Cash charges ....................          (900)            --             --             --
  Non-cash charges ................            --             --         (1,100)          (133)
                                         --------       --------       --------       --------
Balance at January 2, 2000 ........      $     --       $     --       $     --       $     --
                                         ========       ========       ========       ========


                                      SALES        INVENTORY
                                   RETURNS AND       WRITE-        OTHER
                                   ALLOWANCES        DOWNS       EXIT COSTS        TOTAL
                                   -----------     ----------    ----------      --------
Balance at December 28, 1997 ...... $     --       $     --       $     --       $     --
Activities during the year:
  1998 provision ..................    2,000          5,750          3,648         72,794
  Cash charges ....................       --             --           (465)          (963)
  Non-cash charges ................   (1,500)        (5,500)          (643)       (66,408)
                                    --------       --------       --------       --------
Balance at January 3, 1999 ........      500            250          2,540          5,423
Activities during the year:
  1999 provision ..................       --             --             --             --
  Cash charges ....................       --             --         (2,490)        (3,390)
  Non-cash charges ................     (500)          (250)           (50)        (2,033)
                                    --------       --------       --------       --------
Balance at January 2, 2000 ........ $     --       $     --       $     --       $     --
                                    ========       ========       ========       ========


         Of the total unusual pre-tax charges, $1,398 relates to employee termination costs and has been classified as a component of costs of sales. As of January 3, 1999, 40 people were terminated, and another 170 people were terminated when the Fab was sold in the first quarter of fiscal 1999. The Company paid approximately $498 of employee termination costs during fiscal 1998. The remaining $900 was classified as accrued compensation and benefits as of January 3, 1999 and was paid out in the first quarter of fiscal 1999.

         The unusual pre-tax charges include $53,340 for the write-down of long-lived assets to fair value. This amount has been classified as a component of cost of sales. Included in the long-lived asset impairment are charges of $50,739 related to the Fab which was written down to its net realizable value based on its sales price. The Company kept the Fab in service until the sale date in January 1999. In accordance with SFAS No. 121, the Company discontinued depreciation expense on the Fab when it determined that it would be disposed of and its net realizable value was known. The impaired long-lived assets consisted primarily of machinery and equipment of $52,418, which were written down by $43,418 to a carrying value of $9,000 and building and improvements of $7,321, which were written down to a carrying value of zero. The long-lived asset impairment also includes the write-off of the remaining goodwill related to Orbit of $601. The remaining $2,000 of asset impairment relates to the write-down to net realizable value of a facility the Company exited during 1998.

      The Company entered into certain non-cancelable sales contracts to provide semiconductors to customers at fixed prices. Because the Company was obligated to fulfill the terms of the agreements at selling prices which were not sufficient to cover the cost to produce or acquire such products, a liability for losses on sales contracts was recorded for the estimated future amount of such losses. The unusual pre-tax charges include $8,658 for losses on sales contracts, incremental amounts of uncollectible accounts receivable, and estimated incremental costs for sales returns and allowances. Of this amount, $6,925 was incurred during fiscal 1998 and $1,733 was incurred in the first quarter of fiscal 1999 and was included in accrued expenses at January 3, 1999. These losses have been classified as a component of cost of sales.

      The unusual pre-tax charges also include $9,398 for losses on inventory write-downs and other exit costs. The Company has written off and disposed of approximately $5,750 of inventory, which has been classified as a component of cost of sales. The loss on the sale of the Fab includes $3,648 of incremental costs and contractual obligations for items such as lease termination costs, litigation, environmental clean-up costs, and other exit costs incurred directly as a result of the exit plan. Of the $3,648, approximately $1,194 have been classified as a component of cost of sales.

      The exit plan was completed in the third quarter of 1999. Total cash expenditures incurred in 1999 were $3,390, consisting of $900 of severance and $2,490 of other exit costs, including legal settlement costs, lease and other exit fees, and environmental costs. Total cash expenditures in 1998 were $963, consisting of $498 of severance and $465 of other exit costs, including legal settlement costs and environmental costs. These expenditures were funded through operating cash flows of the Company.

NOTE 8  INCOME TAXES

      Income (loss) before income taxes for domestic and foreign operations were as follows:


                                                                              FOR THE FISCAL YEARS
                                                                    -----------------------------------------
                                                                        1999           1998           1997
                                                                    ------------    ----------     ----------
Domestic.......................................................     $      3,954    $  (71,253)    $   23,729
Foreign........................................................           59,705        32,721         25,936
                                                                    ------------    ----------     ----------
                                                                    $     63,659    $  (38,532)    $   49,665
                                                                    ============     =========      =========
Income taxes (benefit) were allocated as follows:
  Income (loss) from operations................................     $      5,277    $  (21,500)    $   14,345
  Stockholders' equity (for compensation expense for
     tax purposes in excess of amounts recognized for
     financial reporting purposes).............................           (3,102)       (1,635)        (5,805)
                                                                    ------------    ----------     ----------
                                                                    $      2,175    $  (23,135)    $    8,540
                                                                    ============    ==========     ==========

      Income tax expense (benefit) attributable to income from operations consists of:



                                 CURRENT       DEFERRED          TOTAL
                                 -------       --------          -----
FISCAL 1999:
  U.S. Federal ...........      $  7,249       $ (5,451)      $  1,798
  State ..................          (570)        (1,277)        (1,847)
  Foreign ................         2,927          2,399          5,326
                                --------       --------       --------
                                $  9,606       $ (4,329)      $  5,277
                                ========       ========       ========
FISCAL 1998:
  U.S. Federal ...........      $ (7,983)      $(15,710)      $(23,693)
  State ..................          (185)        (1,479)        (1,664)
  Foreign ................         3,680            177          3,857
                                --------       --------       --------
                                $ (4,488)      $(17,012)      $(21,500)
                                ========       ========       ========
FISCAL 1997:
  U.S. Federal ...........      $  8,983       $    297       $  9,280
  State ..................           672          1,339          2,011
  Foreign ................         2,511            543          3,054
                                --------       --------       --------
                                $ 12,166       $  2,179       $ 14,345
                                ========       ========       ========


                                                                            FOR THE FISCAL YEARS
                                                                   --------------------------------------
                                                                     1999           1998           1997
                                                                   --------       --------       --------
The significant components of deferred tax
  expense (benefit) attributable to income
  from operations are: Deferred tax expense
  (benefit) (exclusive of the effects
     of other components listed below) ......................      $(13,404)      $(19,414)      $    812
  Charge in lieu of taxes resulting from initial
     recognition of acquired tax liabilities that are
     allocated to goodwill related to an acquired
     entity .................................................            --             --           (326)
  Increase in the valuation allowance for deferred tax
     assets .................................................         9,075          2,402          1,693
                                                                   --------       --------       --------
                                                                   $ (4,329)      $(17,012)      $  2,179
                                                                   ========       ========       ========


      Income tax expense differed from the amounts computed by applying the U.S. Federal income tax rate of 35 percent to income (loss) before income taxes as a result of the following:


                                                                                FOR THE FISCAL YEARS
                                                                       --------------------------------------
                                                                         1999           1998           1997
                                                                       --------       --------       --------
Computed "expected" tax expense (benefit) .......................      $ 22,281       $(13,486)      $ 17,383
Capital loss carryover ..........................................        (5,544)
Increase (reduction) in income taxes resulting from:
  Foreign tax rate differential .................................       (16,210)        (7,695)        (5,825)
  State income taxes, net of federal income tax benefit
                                                                           (350)        (1,098)         1,307
  Tax credits and carryforwards .................................        (4,800)        (1,166)          (786)
  Change in the valuation allowance for deferred tax assets
                                                                          9,075          2,402          1,693
  Other .........................................................           825           (457)           573
                                                                       --------       --------       --------
                                                                       $  5,277       $(21,500)      $ 14,345
                                                                       ========       ========       ========

      The Company's operations in China, Malaysia and the Czech Republic were not subject to tax in 1999. Upon expiration of the tax holiday in China, the Chinese tax rate is expected to increase to 7.5% in each of fiscal years 2002 and 2003, and 15% thereafter. The Malaysian tax holiday was scheduled to expire in 1999; however, the Company expects to obtain an extension of this tax holiday through 2004. If this extension is granted the Company's Malaysian tax rate will be 28% beginning in 2005, if this extension is not granted, the rate will be 28% beginning in 2000. The tax holiday in the Czech Republic is for an initial term through 2004 and may extend up to an additional five years. Upon expiration, the Company's tax rate on operations in the Czech Republic will be 35%.

      The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below:


                                                                    JANUARY 2, 2000               JANUARY 3, 1999
                                                                 --------------------          ------------------
  Deferred tax assets:
    Inventories.............................................          $     1,590                   $     1,604
    Property................................................                   --                         5,595
    Deferred compensation...................................                6,057                         1,594
    Compensated absences....................................                1,164                         1,093
    Allowance for doubtful accounts.........................                1,895                           593
    Accrued liabilities.....................................                  785                         3,598
    Net operating and capital loss carryforwards............               34,067                         7,284
    Federal and state tax credits...........................               11,605                         6,628
    Merger costs............................................                   --                           368
    Other...................................................                1,571                            22
                                                                      -----------                   -----------
            Total gross deferred tax assets.................               58,734                        28,379
            Less valuation allowance........................               16,041                         6,966
                                                                      -----------                   -----------
                                                                           42,693                        21,413
                                                                      -----------                   -----------
  Deferred tax liabilities:
    Property................................................               13,288                            --
    Goodwill................................................                3,297                         2,723
    Other...................................................                   --                            13
                                                                      -----------                   -----------
            Total gross deferred tax liabilities............               16,585                         2,736
                                                                      -----------                   -----------
            Net deferred tax asset..........................          $    26,108                   $    18,677
                                                                      ===========                   ===========

      At January 2, 2000, approximately $69,377 U.S. and $7,228 foreign tax losses were available to carry forward. These carryforwards generally expire in tax years 2019 and 2020. State manufacturing investment tax credits of $4,081 expire in tax years 2002 through 2005. Other state tax credits and carryforwards of $1,100 expire in tax years 2008 through 2020. State research and development tax credits and alternative minimum tax credits total $4,800 and $1,624, respectively, and carry forward with no expiration. Capital loss carryforwards totaling $5,642 expire in 2004.

      In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, net of the established valuation allowance.

      The Company does not provide for federal income taxes on the undistributed earnings of its foreign subsidiaries, as such earnings are not intended by management to be repatriated in the foreseeable future. Deferred income taxes have not been provided on undistributed foreign earnings of $128,708 as of January 2, 2000. Determination of the amount of the unrecognized deferred tax liability on these undistributed earnings is not practicable.

      The Company made income tax payments of $2,703, $2,575, and $5,235 in fiscal 1999, 1998, and 1997, respectively.

NOTE 9  COMMITMENTS AND CONTINGENCIES

      As of January 2, 2000, and January 3, 1999, the Company has financed a total of $2,609 and $8,849, respectively, in machinery and equipment purchases with capital leases. Accumulated amortization for machinery and equipment under capital leases totaled $1,474 and $3,426 at January 2, 2000, and January 3, 1999, respectively. These capital leases have interest rates ranging from 6.8% to 9.0%. The Company also has several non-cancelable operating leases, primarily for equipment. These leases generally contain renewal options and require the Company to pay all executory costs, such as maintenance and insurance. The capital and operating leases expire in various years through 2005, and require the following minimum lease payments:


                                                                       OPERATING     CAPITAL
                                                                       ---------     -------
   2000...........................................................     $     4,194   $     525
   2001...........................................................           3,147         736
   2002...........................................................           2,061
   2003...........................................................           1,017
   2004...........................................................             994
   Thereafter.....................................................           4,394
                                                                       -----------   ---------
             Total minimum lease payments.........................     $    15,807       1,261
                                                                       ===========
   Less amount representing interest..............................                         121
                                                                                     ---------
   Present value of net minimum capital lease payments............                       1,140
   Less current portion...........................................                         475
                                                                                     ---------
   Obligations under capital leases, excluding current
     Portion......................................................                   $     665
                                                                                     =========

      Rental expense for operating leases amounted to $4,522, $6,474, and $7,213 in fiscal 1999, 1998, and 1997, respectively.

      The Company has approximately $14,392 of capital commitments as of January 2, 2000. The majority of these commitments are expected to be completed by the end of fiscal 2000.

      In 1997, two related complaints, as amended, were filed in the District Court of Boulder, Colorado and the U.S. District Court for the District of Colorado against the Company and certain of its officers. In July 1999, the federal court action was dismissed with prejudice. The state court action purports to be brought on behalf of a class of persons who purchased the Company's common stock during the period from April 1, 1996 through September 8, 1996, and claims violations of Colorado laws based on allegedly false and misleading statements made in connection with the offer, sale or purchase of the Company's common stock at allegedly artificially inflated prices, including statements made prior to the Company's acquisition of Orbit. The complaint seeks compensatory and other damages, as well as equitable relief. The Company has filed an answer denying that it misled the securities market. The parties to the state and federal court actions have entered into an agreement to settle the lawsuits in consideration of a $1.2 million payment to the plaintiffs, subject to court approval.

      In addition to the above matters, the Company is involved in certain other litigation arising in the ordinary course of business. Although management is of the opinion that these matters will not have a material adverse effect on the consolidated financial position or results of operations of the Company, the ultimate outcome of these matters cannot, at this time, be predicted, in light of the uncertainties inherent in litigation.

      In April 1998 the Company entered into Consent Orders with New York Department of Environmental Conservation (NYDEC) concerning the performance of a remedial investigation/feasibility study (RI/FS) with respect to environmental matters at a formerly owned facility in Kirkwood, New York, and a facility that is owned and leased out to a third party in Binghamton, New York. The Company's (RI/FS) for each site has been submitted to NYDEC and has been made available for public comment.

      The Company is subject to various federal, state, local and foreign environmental laws and regulations, including those governing the use, storage, discharge and disposal of hazardous substances in the ordinary course of its manufacturing process. In addition, the Company is responsible for the cleanup of contamination at some of its current and former manufacturing facilities. If more stringent compliance or cleanup standards under environmental laws or regulations are implied, or the results of future testing at the Company's operating facilities indicate that the Company is responsible for the release of hazardous substances, the Company may be subject to additional remediation liability.

      The ultimate outcome of these matters cannot, at this time, be predicted in light of the uncertainties inherent in these matters. Based upon the facts and circumstances currently known, management cannot estimate the most likely loss or the maximum loss for the above environmental matters. The Company has accrued the minimum estimated costs, which amounts are immaterial, associated with these matters in the accompanying consolidated financial statements. No assurance can be given that actual costs will not exceed amounts accrued or that costs will not be incurred with respect to sites as to which no problem is currently known. Further, there can be no assurance that additional environmental matters will not arise in the future at sites where no problem is currently known or at sites that the Company may acquire in the future.

NOTE 10  STOCKHOLDERS' EQUITY

      During 1998 and 1997, the Company repurchased 1,454,500 and 192,500 shares of its common stock at a cost of $24,335 and $4,209, respectively. The Company could repurchase an additional 353,000 shares of common stock in future years as a part of its share repurchase plan, subject to certain restrictions under its Credit Agreement. The Company did not repurchase shares during fiscal 1999.

      Each outstanding share of common stock carries a dividend of one preferred share purchase right ("Right"). The Rights are not exercisable until the earlier of (i) ten days following a public announcement that, without consent of the Company, a person or group (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the voting power of all outstanding securities of the Company or (ii) ten days following the commencement of a tender or exchange offer that would result in a person or group becoming an Acquiring Person, without the prior consent of the Company. In the event that a person or group becomes an Acquiring Person, each holder of a Right, other than the Acquiring Person, shall have the right to receive, upon exercise, that number of shares of the common stock of the Company having a market value of two times the exercise price of the Right. In addition, after a person or group becomes an Acquiring Person, if the Company is involved in a merger or other business combination transaction in which the Company is not the surviving corporation, holders of the Rights, other than the Acquiring Person, will be entitled to purchase shares of the acquiring company at a similar discount. The Rights will expire, unless earlier redeemed by the Company, on May 3, 2004.

NOTE 11  STOCK PLANS

      Under the Company's 1993 Stock Option Plan, the Compensation Committee of the Board of Directors is authorized to grant stock options to purchase up to an aggregate of 1,100,000 shares of common stock. In addition, under the 1994 Stock Incentive Plan, the Committee is also authorized to make awards of performance shares and/or grant stock options to purchase up to an aggregate of 5,500,000 shares of common stock. Under the terms of these plans, shares may be awarded or options may be granted to key employees to purchase shares of the Company's common stock. Options are granted at a purchase price equal to the fair market value of the common stock on the date of the grant, and performance shares are awarded in the form of shares of restricted common stock.

      In connection with the acquisition of Orbit, the Company assumed Orbit's stock option plans. The Company discontinued issuing options under Obit's plans in 1996.

      Under the 1993 Stock Option Plan and the 1994 Stock Incentive Plan, most outstanding options expire ten years from the date of grant and vest over a three-year period. All outstanding options under the Orbit plans were fully vested on January 2, 2000, and expire no later than 10 years after grant date.

      As of January 2, 2000, there are 1,107,693 shares available for future grant under the Company's 1993 Stock Option Plan and 1994 Stock Incentive Plan.

      The following table summarizes the stock option transactions under the Company's Stock Option Plans:


                                                             SHARES UNDERLYING         WEIGHTED-AVERAGE
                                                                  OPTIONS               EXERCISE PRICE
                                                             -----------------         ----------------
  OPTIONS OUTSTANDING AT DEC. 29, 1996.....................      3,388,670               $    7.81
    Granted................................................        627,700                   16.08
    Exercised..............................................     (1,082,680)                   5.60
    Canceled...............................................       (373,100)                   9.43
                                                               -----------
  OPTIONS OUTSTANDING AT DEC. 28, 1997.....................      2,560,590               $   10.53
    Granted................................................      1,596,134                   14.20
    Exercised..............................................       (327,734)                   7.96
    Canceled...............................................       (340,723)                  14.01
                                                               -----------
  OPTIONS OUTSTANDING AT JAN. 3, 1999......................      3,488,267               $   11.99
    Granted................................................        738,886                   27.01
    Exercised..............................................       (500,938)                  10.07
    Canceled...............................................       (272,642)                  15.73
                                                               -----------
  OPTIONS OUTSTANDING AT JAN. 2, 2000......................      3,453,573               $   15.20
                                                               ===========
  OPTIONS EXERCISABLE AT JAN. 2, 2000......................      1,449,608               $   11.34
                                                               ===========


      The following table summarizes stock option information under the Company's Stock Option Plans:

             OPTIONS OUTSTANDING AT JANUARY 2, 2000                 OPTIONS EXERCISABLE AT JANUARY 2, 2000
------------------------------------------------------------------ -----------------------------------------
                                            WEIGHTED-AVERAGE
     NUMBER         WEIGHTED-AVERAGE      REMAINING CONTRACTUAL        NUMBER             WEIGHTED-AVERAGE
   OUTSTANDING       EXERCISE PRICE          TERM (IN YEARS)         OUTSTANDING           EXERCISE PRICE
   -----------      ----------------      ---------------------      -----------          ---------------
      750,050           $   7.90                  3.59                   746,309              $   7.89
    1,116,105              10.32                  8.35                   210,823                 10.41
      920,132              16.55                  7.49                   389,068                 14.59
      667,286              29.72                  8.99                   103,408                 25.85
    ---------                                                          ---------
    3,453,573              15.20                  7.21                 1,449,608                 11.34
    =========                                                          =========


      The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related Interpretations, in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

      Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The weighted-average grant date fair value of options granted was $15.36, $5.20, and $8.56 for fiscal 1999, 1998, 1997 respectively, using a
Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates of 6.29%, 5.41%, and 5.47% in fiscal 1999, 1998, and 1997, respectively; volatility factors of the expected market price of the Company's common stock of 55% in fiscal 1999, 52% in fiscal 1998, and 51% in fiscal 1997; a weighted-average expected life of the option of three years; and no expected dividend yields.

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of the employee stock options.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Company's pro forma information follows:


                                                             FISCAL YEARS
                                                --------------------------------------
                                                     1999          1998         1997
                                                -------------  -----------  ----------
  PRO FORMA:
    Net income (loss)......................     $    55,018    $  (19,453)   $  33,272
    Basic earnings (loss) per share........     $      1.80    $     (.78)   $    1.35
    Diluted earnings (loss) per share......     $      1.69    $     (.78)   $    1.08

      Pro forma net income (loss) reflects only options granted in fiscal 1999, 1998, and 1997. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost for options granted prior to January 1, 1995, are not considered.

      The Compensation Committee of the Board of Directors awarded 456,000, and 250,000 shares in fiscal 1998, and 1997, respectively, to key executives under the 1994 Stock Incentive Plan. Shares vest over a period of time, which in no event exceeds eight years. Certain shares may vest at an accelerated rate upon the achievement of certain annual earnings-per-share targets established by the Compensation Committee. Non vested shares for individual participants who are no longer employed by the Company on the plan termination date are forfeited. Participants will receive all unissued shares upon their death or disability, or in the event of a change of control of the Company. The shares are not reported as outstanding until vested. The number of shares vested amounted to 294,500, 62,500, and 262,336 for fiscal 1999, 1998, and 1997, respectively.

      Unearned compensation equivalent to the market value at the date the shares were awarded is charged to stockholders' equity and is amortized to expense based upon the estimated number of shares expected to be issued in any particular year. Unearned compensation expense amounting to $3,894, $1,805, and $4,375 was amortized to expense during fiscal 1999, 1998, and 1997, respectively. The weighted-average fair value of performance shares awarded in 1999, 1998, and 1997 was $20.06, $19.97, and $10.67 per share, respectively.

      The Company's Non-Employee Directors' Stock Compensation Plan (the "Directors' Plan") provides for the automatic grant to each non-employee director of the Company of 2,000 shares of common stock per annum as consideration for regular service as a director. Shares will be issued in quarterly installments at the end of each fiscal quarter. The Company recognizes quarterly compensation expense equal to the fair market value of the stock to be issued at the end of each quarter. The aggregate number of shares which may be issued under the Directors' Plan is 60,000 shares, and the plan will terminate on December 31, 2004. As of January 2, 2000, there are 16,825 shares available for future grant under this plan. Shares issued under this plan in 1999, 1998 and 1997 were 5,550, 8,859 and 7,616, respectively. The weighted-average fair value of director shares awarded in fiscal 1999, 1998, and 1997 was $33.51, $19.53, and $18.64 per share, respectively.

      The Company also has a 1994 Employee Stock Purchase Plan under which all U.S. and international employees may be granted the opportunity to purchase up to 1,000,000 shares of common stock at 85% of market value on the first or last business day of a six-month payment period, whichever is lower. As of January 2, 2000, there are 491,001 shares available for sale under this plan. The shares sold under this plan in fiscal 1999, 1998, and 1997 amounted to 70,159, 228,201, and 97,456, respectively. The weighted-average fair value of shares sold under this plan in fiscal 1999, 1998, and 1997 was $24.46, $17.13, and $16.33 per
share, respectively.

NOTE 12  EARNINGS PER SHARE

      Earnings (loss) per common share ("EPS") data were computed as follows:



                                                                       FOR THE FISCAL YEARS

                                                                 1999          1998           1997
                                                               --------      --------       --------
  BASIC EPS:

    Net income (loss) ...................................      $ 58,382      $(17,032)      $ 35,320
                                                               ========      ========       ========
    Shares used in computation:
       Weighted-average common shares outstanding .......        30,598        24,888         24,719
                                                               ========      ========       ========
  Basic EPS .............................................      $   1.91      $  (0.68)      $   1.43
                                                               ========      ========       ========

  DILUTED EPS:

    Net income (loss) ...................................      $ 58,382      $(17,032)      $ 35,320
    Plus income impact of assumed conversions:
       Interest expense (net of tax) on convertible
         subordinated notes .............................           400            --          3,105
       Amortization (net of tax) of debt issuance cost on
         convertible subordinated notes .................            33            --            260
                                                               --------      --------       --------
  Net income (loss) available to common stockholders ....      $ 58,815      $(17,032)      $ 38,685
                                                               ========      ========       ========

  SHARES USED IN COMPUTATION:

    Weighted-average common shares outstanding ..........        30,598        24,888         24,719
    Shares applicable to exercise of dilutive options ...         1,352            --          1,242
    Shares applicable to deferred stock compensation ....            94            --            141
    Shares applicable to convertible subordinated
       notes ............................................           453            --          4,600
                                                               --------      --------       --------
  Shares applicable to diluted earnings .................        32,497        24,888         30,702
                                                               ========      ========       ========

  Diluted EPS ...........................................      $   1.81      $  (0.68)      $   1.26
                                                               ========      ========       ========

      The common equivalent shares from common stock options, deferred stock compensation and convertible subordinated notes were antidilutive for fiscal 1998, and therefore were not assumed to be converted for diluted earnings-per-share computations.

NOTE 13  BUSINESS CONCENTRATIONS AND GEOGRAPHIC AREAS

      The Company's businesses are organized, managed, and internally reported as three reportable segments. These segments, which are based on differences in products, technologies, and services are Systems Assembly and Distribution, Printed Circuit Boards, and Other. See Note 1(b) for further information regarding the products and services provided by these segments. These segments offer products and services across most sectors of the electronics industry in order to reduce exposure to downturn in any particular sector.

      Transactions between segments are recorded at cost. The Company's businesses are operated on an integrated basis and are characterized by substantial intersegment cooperation, cost allocations, and marketing efforts. Substantially all interest expense is incurred at Corporate. Therefore, management does not represent that these segments, if operated independently, would report the operating income and other financial information shown.


                                                                              FOR THE FISCAL YEARS
                                                                 -----------------------------------------------
                                                                     1999              1998              1997
                                                                 -----------       -----------       -----------
 NET SALES:
   Systems assembly and distribution ......................      $   927,942       $   589,286       $   514,078
   Printed circuit boards .................................          319,221           208,696           128,107
   Other ..................................................           92,780           127,561           137,418
                                                                 -----------       -----------       -----------
                                                                 $ 1,339,943       $   925,543       $   779,603
                                                                 ===========       ===========       ===========
 INCOME (LOSS) BEFORE INCOME TAXES*:
   Systems assembly and distribution ......................      $    44,519       $    32,558       $    30,645
   Printed circuit boards .................................           34,311            29,084            26,935
   Other ..................................................           12,291             2,805            12,048
   Unallocated general corporate ..........................          (27,462)          (30,185)          (19,963)
                                                                 -----------       -----------       -----------
                                                                 $    63,659       $    34,262       $    49,665
                                                                 ===========       ===========       ===========
 IDENTIFIABLE ASSETS AT THE END OF EACH FISCAL YEAR:
   Systems assembly and distribution ......................      $   401,730       $   238,027       $   209,886
   Printed circuit boards .................................          559,286           390,194           170,503
   Other ..................................................           53,038            79,453           143,110
   Unallocated general corporate ..........................           97,921            39,635            69,230
                                                                 -----------       -----------       -----------
                                                                 $ 1,111,975       $   747,309       $   592,729
                                                                 ===========       ===========       ===========
 DEPRECIATION AND AMORTIZATION**:
   Systems assembly and distribution ......................      $    15,628       $    10,629       $     6,915
   Printed circuit boards .................................           23,994            10,925             7,008
   Other ..................................................            3,453            10,283             7,628
   Unallocated general corporate ..........................            1,262             1,162               791
                                                                 -----------       -----------       -----------
                                                                 $    44,337       $    32,999       $    22,342
                                                                 ===========       ===========       ===========
 CAPITAL EXPENDITURES:
   Systems assembly and distribution ......................      $    94,118       $    21,317       $    25,493
   Printed circuit boards .................................           53,550           118,818            61,326
   Other ..................................................           10,339            11,912            34,334
   Unallocated general corporate ..........................            2,369             1,844               116
                                                                 -----------       -----------       -----------
                                                                 $   160,376       $   153,891       $   121,269
                                                                 ===========       ===========       ===========

-----------

   * Excludes unusual charges of $72,794 in fiscal 1998, which related primarily to other services. See Note 7 for additional information regarding the unusual charges.

  ** Excludes unusual charges related to property, plant, and equipment and goodwill impairment charges of $53,340 in fiscal 1998, which related primarily to other services. See Note 7 for additional information regarding the unusual charges.

      The following summarizes financial information by geographic areas:


                                                                              FOR THE FISCAL YEARS
                                                                 -----------------------------------------------
                                                                    1999              1998              1997
                                                                 -----------       -----------       -----------
NET SALES:
  Americas ................................................      $   685,990       $   637,795       $   543,469
  Europe ..................................................          336,151           175,675           150,174
  Asia ....................................................          317,802           112,073            85,960
TRANSFERS BETWEEN GEOGRAPHIC AREAS:
  Americas ................................................              818               166             3,021
  Europe ..................................................               50                85                61
  Asia ....................................................              121             1,091               220
  Eliminations ............................................             (989)           (1,342)           (3,302)
                                                                 -----------       -----------       -----------
                                                                 $ 1,339,943       $   925,543       $   779,603
                                                                 ===========       ===========       ===========
INCOME (LOSS) BEFORE INCOME TAXES:
  Americas ................................................      $    38,775       $   (38,053)      $    47,780
  Europe ..................................................           22,080            20,027            17,635
  Asia ....................................................           30,267             9,874             4,035
  Unallocated general corporate ...........................          (27,463)          (30,380)          (19,785)
                                                                 -----------       -----------       -----------
                                                                 $    63,659       $   (38,532)      $    49,665
                                                                 ===========       ===========       ===========
LONG-LIVED ASSETS AT THE END OF EACH FISCAL YEAR:
  Americas ................................................      $   266,129       $   232,134       $   257,673
  Europe ..................................................          136,888           110,296            12,466
  Asia ....................................................          161,966            80,635             7,065
  Unallocated general corporate ...........................            9,110             9,955             7,706
                                                                 -----------       -----------       -----------
                                                                 $   574,093       $   433,020       $   284,910
                                                                 ===========       ===========       ===========

      Export sales from the United States are immaterial.

      At any given time, certain customers may account for significant portions of the Company's business. Hewlett-Packard accounted for 19%, 10% and 17% of net sales in fiscal 1999, 1998 and 1997, respectively. IBM accounted for 14% and 10% of net sales in fiscal 1999 and 1998, respectively. No other customer accounted for more than 10% of net sales in fiscal 1999, 1998, or 1997. The Company's top ten customers accounted for 60%, 48%, and 50% of net sales in fiscal 1999, 1998, and 1997, respectively. The percentage of the Company's sales to its major customers may fluctuate from period to period. Significant reductions in sales to any of these customers would have a material adverse effect on the Company's operating results. The Company has few material, firm, long-term commitments or volume guarantees from its customers. In addition, customer orders can be canceled and volume levels can be changed or delayed. From time to time, some of the Company's customers have terminated their manufacturing arrangements with the Company, and other customers have reduced or delayed the volume of design and manufacturing services performed by the Company. The timely replacement of canceled, delayed, or reduced contracts with new business cannot be assured, and termination of a manufacturing relationship or change, reduction, or delay in orders could have a material adverse effect on the Company's operating results. In the past, changes in customer orders have had a significant impact on the Company's results of operations due to corresponding changes in the level of overhead absorption.

      Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties completely failed to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Company has concentrations of credit risk in accounts receivable from its top ten customers. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintained reserves for potential credit losses of $7,275 and $5,900 at January 2, 2000, and January 3, 1999, respectively. In addition, the Company has concentrations of credit risk in cash and cash equivalents, which are maintained at recognized financial institutions. The Company performs ongoing financial evaluations of these financial institutions.

NOTE 14  SELECTED QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

      The following summarizes the quarterly financial information for the year ended January 2, 2000:


                                                              1999 FISCAL QUARTERS                           FISCAL
                                           ----------------------------------------------------------      ----------
                                              FIRST          SECOND           THIRD          FOURTH           1999
                                           ----------      ----------      ----------      ----------      ----------
 Sales ..............................      $  247,468      $  280,093      $  365,089      $  447,293      $1,339,943
 Gross profit .......................          37,929          42,312          47,924          53,613         181,778
 Net income .........................           8,883          12,340          16,251          20,909          58,383
 Basic earnings per share ...........             .32             .42             .55             .57            1.91
 Diluted earnings per share .........             .31             .40             .52             .55            1.81

      The following summarizes quarterly financial information for the year ended January 3, 1999:


                                                                    1998 FISCAL QUARTERS                        FISCAL
                                                  -------------------------------------------------------      ---------
                                                    FIRST           SECOND         THIRD         FOURTH           1998
                                                  ---------       ---------      ---------      ---------      ---------
 Sales .....................................      $ 235,374       $ 221,938      $ 205,917      $ 262,314      $ 925,543
 Gross profit ..............................        (15,872)         33,142         32,022         19,300         68,592
 Net income (loss) .........................        (30,001)          5,023          5,590          2,356        (17,032)
 Basic earnings (loss) per share ...........          (1.19)            .20            .23            .10           (.68)
 Diluted earnings (loss) per share .........          (1.19)            .19            .21            .09           (.68)

      The Company recorded $51,158 and $21,636 on non-recurring charges during the first and fourth quarters of fiscal 1998, respectively, relating to Orbit's semiconductor wafer fabrication facility. See Note 7 for additional information regarding the non-recurring charges.

NOTE 15  OTHER INFORMATION

      On November 22, 1999, the Company announced the signing of a definitive agreement for a tax-free, stock-for-stock merger with Flextronics International Ltd. (Flextronics). Under the terms of the agreement, Dii Group shareholders will receive 1.61 Flextronics ordinary shares for each share of the Company's common stock resulting in current Dii Group shareholders owning approximately 33% of the combined company. The merger was completed in April 2000.

NOTE 16  SUBSEQUENT EVENTS (UNAUDITED)

      In March 2000, the Company acquired Hewlett Packard Company's manufacturing facility and related assets located in Greeley, Colorado and its related production equipment, inventory and other assets for a purchase price of approximately $30,500. The purchase price was allocated to the assets acquired based on the relative fair values of the assets at the date of acquisition. The Company also entered into a long-term supply agreement to supply tape and optical libraries to Hewlett Packard Company.

      In January 2000, the Company announced that it had signed a memorandum of understanding with Ascom Business Systems AG, a wholly owned subsidiary of Ascom Holdings AG, to purchase its manufacturing facility and related assets located in Solothurn, Switzerland. Subject to concluding this transaction, the Company will enter into a long-term supply agreement with Ascom Business Systems AG to provide printed circuit board assembly, final systems assembly and various engineering support services. The transaction is subject to applicable governmental approvals and customary conditions of closing. This transaction will be accounted for as a purchase of assets. Subject to final negotiations, due diligence and working capital levels at the time of closing, the estimated purchase price will be in the range of $60,000 to $70,000.

         (b)      Pro Forma Financial Information.

         The required unaudited consolidated pro forma condensed combined consolidated financial statements and notes thereto of the Company are incorporated by reference to the Company's amendment to registration statement on Form S-4/A filed with the Securities and Exchange Commission on February 29, 2000.

         (c)      Exhibits.

         2.01 Agreement and Plan of Merger dated as of November 22, 1999 by and among Flextronics International Ltd., Slalom Acquisition Corp. and The DII Group, Inc. (Incorporated by reference to
                  Exhibit 2.01 to Flextronics' current report on Form 8-K, filed with the Commission on December 6, 1999.)

         23.01    Consent of Deloitte & Touche LLP.

         99.01 Press Release issued by Flextronics on April 3, 2000 announcing the closing of the merger. (Incorporated by reference to Exhibit 2.01 to Flextronics' current report on Form 8-K, filed with the Commission on April 18, 2000.)

                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to report to be signed on its behalf by the undersigned thereunto duly authorized.


                                              FLEXTRONICS INTERNATIONAL LTD.




Date: June 19, 2000                           By: /s/ Robert R.B. Dykes
                                                 ------------------------
                                                 Robert R. B. Dykes
                                                 President, Systems Group and
                                                 Chief Financial Officer

                                  EXHIBIT INDEX


         2.01 Agreement and Plan of Merger dated as of November 22, 1999 by and among Flextronics International Ltd., Slalom Acquisition Corp. and The DII Group, Inc. (Incorporated by reference to
                  Exhibit 2.01 to Flextronics' current report on Form 8-K, filed with the Commission on December 6, 1999.)

         23.01    Consent of Deloitte & Touche LLP.

         99.01 Press Release issued by Flextronics on April 3, 2000 announcing the closing of the merger. (Incorporated by reference to Exhibit 2.01 to Flextronics' current report on Form 8-K, filed with the Commission on April 18, 2000.)